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                                                                   Exhibit 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

   We consent to the reference to our firm under the captions "Selected Consolidated Financial Data" and "Experts" and to the use of our report dated January 22, 1999 in Amendment No. 1 to the Registration Statement (Form S-3 #333-85427) and related Prospectus of SanDisk Corporation for the registration of its common stock and to the incorporation by reference therein of our report dated January 22, 1999, with respect to the consolidated financial statements and schedule of SanDisk Corporation included in its Annual Report (Form 10-K/A) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

San Jose, CA

October 20, 1999